Exhibit 10.32

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of:	)
TeamBank, National Association	)
Paola, Kansas	)

CONSENT ORDER

The Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiner, has supervisory authority over TeamBank, National Association, Paola, Kansas (“Bank”).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a “Stipulation and Consent to the Issuance of a Consent Order,” dated September 2, 2008, that is accepted by the Comptroller.  By this Stipulation and Consent, which is incorporated by reference, the Bank has consented to the issuance of this Consent Order (“Order”) by the Comptroller.

Pursuant to the authority vested in it by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

COMPLIANCE COMMITTEE

(1)           Within ten (10) days, the Board shall appoint a Compliance Committee of at least three (3) directors, none of whom shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Director for Special Supervision (“Director”).  The Compliance

Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order.

(2)           The Compliance Committee shall meet at least monthly.

(3)           Within thirty (30) days of the date of this Order and every thirty (30) days  thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)                                  a description of the action needed to achieve full compliance with each Article of this Order;

(b)                                 actions taken to comply with each Article of this Order; and

(c)                                  the results and status of those actions.

(4)           The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.

(5)           All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight mail, to the following:

Director for Special Supervision

Comptroller of the Currency

250 E Street, S.W.

Mail Stop 6-4

Washington, D.C.  20219

with a copy to:

Kansas City-South Field Office

Comptroller of the Currency

7101 College Boulevard, Suite 1600

Overland Park, Kansas  66210-2007

(6)           The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Order, and that Bank personnel are sufficiently trained to execute their duties and responsibilities under this Order.

ARTICLE II

STRATEGIC PLAN

(1)           Within one hundred twenty (120) days, the Board shall forward to the Director for his review pursuant to paragraph (4) of this Article a written Strategic Plan for the Bank covering at least a three-year period.  At the next Board meeting following receipt of the Director’s determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Strategic Plan.  The Strategic Plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives and, at a minimum, include:

(a)                                  a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)                                 a description of the Bank’s targeted market(s) and an assessment of the current and projected risks and competitive factors in its identified target market(s);

(c)                                  the strategic goals and objectives to be accomplished and actions to be taken to achieve identified goals and objectives, including specific time frames;

(d)                                 specific actions to improve Bank earnings and asset quality, to reduce the level of concentrations of credit and funding costs, and to reduce reliance on non-core funding;

(e)                                  a financial forecast to include projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the strategic plan;

(f)                                    a description of the assumptions used to determine financial projections and growth targets;

(g)                                 an identification and risk assessment of the Bank’s present product lines (assets and liabilities), and an identification and risk assessment of future product lines prior to the offering of such product lines that will be utilized to accomplish the strategic goals and objectives established in (1)(c) of this Article;

(h)                                 control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s operating environment;

(i)                                     an evaluation of the Bank’s internal operations, staffing requirements, board and management information systems and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed under (1)(c) of this Article;

(j)                                     an assessment of the skills and abilities of senior management to successfully implement the strategic plan;

(k)                                  a management employment and succession program to promote the retention and continuity of capable management;

(l)                                     assigned responsibilities and accountability of Bank personnel for the strategic planning process, new products, growth goals, or proposed changes in the Bank’s operating environment; and

(m)                               a description of systems to monitor the Bank’s progress in meeting the plan’s goals and objectives.

(2)           On at least a quarterly basis, the Board shall evaluate the Bank’s performance against the Strategic Plan and require the Bank to prepare written explanations of the reasons behind any differences between actual performance and the Bank’s strategic goals and objectives, and a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes.  Upon completion, a copy of the evaluation shall be submitted to the Director.

(3)           Prior to adoption by the Board, a copy of the Strategic Plan, and any subsequent amendments or revisions, shall be forwarded to the Director for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Director, the Bank shall immediately implement and adhere to the Strategic Plan.

(4)           The Bank may not initiate any action which deviates significantly from the Board-approved Strategic Plan without a written determination of no supervisory objection from the Director.  The Board must give the Director advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.

(5)           For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank’s marketing strategies, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank’s operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank’s operations or financial performance.  For purposes of this paragraph (5) personnel shall include the president, chief executive officer, chief operating officer, chief financial officer, chief credit officer, chief compliance officer, risk manager, auditor, member of the Bank’s board of directors, or any other position subsequently identified in writing by the Director.

ARTICLE III

CAPITAL PLAN AND HIGHER MINIMUMS

(1)           Within one hundred twenty (120) days of the date of this Order, the Bank shall achieve and at all times maintain the following minimum capital levels(1):

(a)                                  Tier 1 capital at least equal to eight percent (8%) of adjusted total assets(2); and

(b)                                 Tier 1 capital at least equal to ten percent (10%) of risk-weighted assets.

(2)           Within one hundred twenty (120) days, the Board shall forward to the Director for his review pursuant to paragraph (3) of this Article a written Capital Plan for the Bank, consistent with the Bank’s Strategic Plan required by Article II, covering at least a three-year period.  At the next Board meeting following receipt of the Director’s determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Capital Plan.  The Capital Plan shall include:

(a)                                  specific plans for the maintenance of adequate capital that may in no event be less than the requirements of paragraph (1);

(b)                                 projections for growth and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(1)          The requirement in this Agreement to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6 pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

(2)          Adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total asset figure used for call report purposes minus end-of-quarter intangible assets.

(c)                                  projections of the sources and timing of additional capital to meet the Bank’s future needs as set forth in the Strategic Plan;

(d)                                 the primary source(s) from which the Bank will maintain an appropriate capital structure to meet the Bank’s future needs as set forth in the Strategic Plan;

(e)                                  contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and

(f)                                    a dividend policy that permits the declaration of a dividend only:

(i)                                     when the Bank is in compliance with its approved Capital Plan and will remain in compliance with its approved Capital Plan and paragraph (1) of this Article immediately following the payment of any dividend;

(ii)                                  when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(iii)                               following the prior written determination of no supervisory objection by the Director.

(3)           Prior to adoption by the Board, a copy of the Capital Plan, and any subsequent amendments or revisions, shall be forwarded to the Director for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Director, the Bank shall immediately implement and adhere to the Capital Plan

(4)           If the Director determines, in his sole judgment, that the Bank failed to submit an acceptable Capital Plan as required by paragraph (2) of this Article, or fails to implement or adhere to a Capital Plan for which the Director has taken no supervisory objection pursuant to paragraph (3) of this Article; then within thirty (30) days of receiving written notice from the Director, the Bank shall develop and shall submit to the Director for his review and prior written determination of no supervisory objection a Disposition Plan, which shall detail the Board’s proposal to sell or merge the Bank, or liquidate the Bank under 12 U.S.C. § 181.

(5)           In the event that the Disposition Plan submitted by the Bank’s Board outlines a sale or merger of the Bank, the Disposition Plan, at a minimum, shall address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed not later than ninety (90) days after the receipt of the Director’s written determination of no supervisory objection to the Disposition Plan.  If the Disposition Plan outlines a liquidation of the Bank, the Disposition Plan shall detail the actions and steps necessary to accomplish the liquidation in conformance with 12 U.S.C. §§ 181 and 182, and the dates by which each step of the liquidation shall be completed, including the date by which the Bank will terminate the national bank charter.  In the event of liquidation, the Bank shall hold a shareholder vote pursuant to 12 U.S.C. § 181, and commence liquidation, within thirty (30) days of receiving the Director’s written determination of no supervisory objection to the Disposition Plan.

(6)           After the Director has advised the Bank in writing that he does not take supervisory objection to the Disposition Plan, the Board shall immediately implement, and shall thereafter ensure adherence to, the terms of the Disposition Plan.  Failure to submit a timely, acceptable Disposition Plan, or failure to implement and adhere to the Disposition Plan after the Board obtains a written supervisory non-objection from the Director, may be deemed a violation of this Order, in the exercise of the Director’s sole discretion.

ARTICLE IV

NEW SENIOR LOAN OFFICER

(1)           Within sixty (60) days, the Board shall identify and submit to the Director, pursuant to paragraph (2) of this Article, a proposed new, qualified and capable Senior Loan

Officer who shall be vested with sufficient executive authority to fulfill the duties and responsibilities of the position and ensure the safe and sound operation of the Bank.

(2)           Prior to the appointment of any individual pursuant to paragraph (1), the Board shall submit to the Director written notice as required by 12 C.F.R. § 5.51 and in accordance with the Comptroller’s Licensing Manual.  The Director shall have the power to disapprove the appointment of the proposed officer.  However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed officer.

(3)           The requirement to submit information and the prior disapproval provisions of this Article are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Director to complete his review and act on any such information or authority within ninety (90) days.

ARTICLE V

LIQUIDITY MANAGEMENT PROGRAM

(1)           Within thirty (30) days, the Board shall maintain a comprehensive liquidity management program which assesses, on an ongoing basis, the Bank’s current and expected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs.  Such a program must include effective methods to achieve and maintain sufficient liquidity, and to measure and monitor liquidity risk, to include at a minimum:

(a)                                  a deposit maturity schedule by deposit type, including brokered deposits and uninsured deposits, showing the balances that can be withdrawn immediately, maturities on a weekly basis for the next two months and monthly for the following ten months, which schedule shall be updated at least weekly;

(b)                                 a funding obligation schedule including outstanding lines of credit, unfunded loan commitments, and outstanding letters of credit, showing the obligations that can be drawn immediately, on a weekly basis for the next two months and monthly for the following ten months, which schedule shall be updated at least weekly;

(c)                                  a listing of funding sources, updated weekly, including:

(i)                                     federal funds sold;

(ii)                                  borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable;

(iii)                               unpledged assets and assets available for sale; and

(iv)                              other available sources of funds to meet liquidity needs.

(d)                                 a sources and uses of funds report covering each of the next four weeks, updated weekly, which reflects known and projected changes in asset and liability accounts under best case and worst case scenarios, and the assumptions used in developing the projections, to incude:

(i)                                     projected additional funding requirements from, a reduction in deposit accounts including uninsured and brokered deposits, cancellation of unsecured borrowing lines or ability to acquire federal funds purchased, or availability limitations or reductions associated with secured borrowing relationships;

(ii)                                  projected additional funding sources, including loan payments, loan sales/participations, or deposit increases; and

(iii)                               projected impact of reputation, economic and credit conditions in the Bank’s market.

(e)                                  strategies to maintain sufficient liquidity at reasonable costs including, but not limited to, the following:

(i)            better diversification of funding sources, with particular emphasis on increasing traditional core funding; and

(ii)           increasing liquidity through such actions as obtaining additional capital, limits on asset growth, aggressive collection of problem loans and recovery of charged-off assets, and asset sales.

(f)            A contingency funding plan that forecasts funding needs, and funding sources under a stressed scenario which:

(i)            represents management’s best estimate of balance sheet changes that may result from a liquidity or credit event;

(ii)           identifies, quantifies, establishes, and ranks all sources of funding by preference for best case and worst case scenarios, including asset funding, liability funding and off-balance sheet funding; and

(iii)          ensures that administrative policies and procedures are consistent with the Board’s guidance and risk tolerances.

(2)           The Board shall submit a copy of the comprehensive liquidity management program, along with the weekly schedules and reports required by this Article to the Director for review.

ARTICLE VI

CRITICIZED ASSETS

(1)           The Board shall take immediate and continuing action to protect the Bank’s interest in those assets criticized in the most recent Report of Examination (“ROE”) and any future ROE, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

(2)           The Board’s compliance with paragraph (1) of this Article shall include the development of Criticized Asset Reports (“CARs”) in a format similar to that contained in Appendix A of this Order, on all credit relationships and other assets totaling in aggregate five hundred thousand dollars ($500,000) or more, criticized as “doubtful,” “substandard,” or “special mention.”  CARs must be updated and submitted to the Board and the Director monthly.  Each CAR shall cover an entire credit relationship, and include, at a minimum, analysis and documentation of the following:

(a)           the origination date and any renewal or extension dates, amount, purpose of the loan, and the originating officer;

(b)           the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source;

(c)           the appraised value of supporting collateral and the position of the Bank’s lien on such collateral, where applicable, as well as other necessary documentation to support the collateral valuation;

(d)           an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations;

(e)           results of any FAS 114 impairment analysis performed pursuant to Article X, paragraph (1)(c) of this Order;

(f)            significant developments, including a discussion of changes since the prior CAR, if any; and

(g)           the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including an appropriate exit strategy.

(3)           The Bank may not extend credit, directly or indirectly, including renewals, extensions, or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, unless each of the following conditions is met:

(a)           the Board, or a designated committee thereof, finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank.  A copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower;

(b)           the Bank performs a written credit and collateral analysis as required by paragraph (2)(d) of this Article and, if necessary, the written program adopted pursuant to paragraph (2)(f) of this Article is revised; and

(c)           the Board’s formal plan to collect or strengthen the criticized asset will not be compromised by the extension of additional credit.

ARTICLE VII

LOAN PORTFOLIO MANAGEMENT

(1)           The Board shall, within sixty (60) days, adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written credit policy to improve the Bank’s loan portfolio management.  The credit policy shall include, but not be limited to:

(a)           requirements that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining current and sufficient credit information to fully assess the borrower’s and guarantor(s) cash flow, debt service requirements, contingent liabilities, and liquidity on a global basis, and only after preparing a documented credit analysis;

(b)           a description of the types of credit information required on borrowers and guarantors including, but not limited to, annual audited statements, interim financial statements, personal financial statements, supporting schedules and tax returns.

(c)           procedures to validate and analyze income and liquidity sources for extensions of credit to all borrowers;

(d)           adequate training in cash flow preparation and analysis, particularly from tax returns, for Bank personnel performing credit analyses, and processes to ensure that additional training is provided as needed;

(e)           procedures to ensure that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining and documenting a current valuation of collateral, with the exception of real estate collateral which is addressed in Article VIII;

(f)            procedures and controls to periodically verify the existence and lien position of collateral;

(g)           procedures which prohibit, on any loan renewal or extension, the establishment of an interest reserve using any Bank loan proceeds to the same borrower or guarantor;

(h)           procedures which prohibit, on any loan renewal or extension, the capitalization of accrued interest;

(i)            procedures which establish time frames to resolve credit and collateral documentation exceptions;

(j)            early problem loan identification to assure that credits are accurately risk rated on at least a monthly basis, pursuant to the risk ratings definitions contained in the Bank’s credit policy and consistent with regulatory guidance;

(k)           a performance appraisal process, including performance appraisals, job descriptions, and incentive programs for loan officers, which adequately consider their performance relative to policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters; and

(l)            procedures to track and analyze concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan portfolio.

(2)           Where the Bank deviates from the Bank’s credit policy, exceptions shall be clearly documented on the loan offering sheet, problem loan report and other management information systems, and these exceptions shall receive the prior written approval by the Board or a committee thereof.

(3)           Upon completion, a copy of the credit policy shall be forwarded to the Director for review.

ARTICLE VIII

 APPRAISALS OF REAL PROPERTY

(1)           The Board shall require the Bank to obtain a current independent appraisal on any loan in excess of $500,000 that is secured by real property when the borrower has failed to comply with the contractual terms of the loan agreement and an analysis of current financial information does not demonstrate the ongoing ability of the borrower or guarantor(s) to perform in accordance with the contractual terms of the loan agreement.  Such appraisal shall be ordered within thirty (30) days following the borrower’s failure to comply with the contractual terms of the loan agreement, including those loans that are sixty (60) days or more past due.

(2)           Within ninety (90) days, the Board shall require and ensure the Bank develops and implements an appraisal review and analysis process to ensure that appraisals conform to appraisal standards and regulations.  The appraisal review and analysis process shall ensure:

(a)           that appraisals are performed in accordance with 12 C.F.R. Part 34;

(b)           are consistent with the guidance in OCC Bulletin 2005-6, “Appraisal Regulations and the Interagency Statement on Independent Appraisal and Evaluation Functions: Frequently Asked Questions”, dated March 22, 2005; and

(c)           are consistent with Advisory Letter 2003-9, “Independent Appraisal and Evaluation Function”, dated October 28, 2003.

(3)           Written documentation supporting each appraisal review and analysis shall be retained in the loan file along with the appraisal.

ARTICLE IX

EXTERNAL LOAN REVIEW

(1)           The Board shall continue to employ a qualified individual or firm, independent of the lending function, to perform a loan review of the Bank on at least an annual basis.  The external loan review engagement shall provide for a written report to be filed with the Board after each review and shall use a loan and lease grading system consistent with the guidelines set forth in Rating Credit Risk, A-RCR, of the Comptroller’s Handbook.  Such reports shall, at a minimum, include comments and conclusions regarding the identification of the:

(a)           type, rating, and amount of problem loans and other problem assets;

(b)           amount of delinquent and nonaccrual loans;

(c)           status of credit related violations of law or regulation;

(d)           loans not in conformance with the Bank’s lending policies;

(e)           credit underwriting and documentation exceptions;

(f)            quality of credit analysis and documentation;

(g)           accuracy of internal risk ratings;

(h)           overall credit administration practices; and

(i)            completeness and effectiveness of problem loan workout plans.

(2)           Prior to making any changes to the engagement, or to the individual or firm employed to perform the loan review, the Board shall submit the proposed engagement contract and/or the name and qualifications of the proposed individual or firm to the Director for a written determination of no supervisory objection.

(3)           The Board or a designated committee thereof shall review the independent loan review reports and ensure that immediate, adequate, and continuing remedial action is taken upon the findings noted in the reports.

(4)           A copy of the reports submitted to the Board, as well as the documentation of the actions taken by the Bank to collect or strengthen assets identified as problem credit, shall be maintained in the books and records of the Bank.  The Board shall forward a copy of the reports, with any additional comments from the Board, to the Director within thirty (30) days after completion of the review.

ARTICLE X

CONCENTRATIONS OF CREDIT

(1)           Within sixty (60) days, the Board shall prepare and submit to the Director for a prior written determination of no supervisory objection, a written program (including appropriate revisions to policies and procedures) designed to manage the risk in the Bank’s commercial real estate (“CRE”) loan portfolio in accordance with the guidelines in OCC Bulletin 2006-46, Concentration in Commercial Real Estate Lending, Sound Risk Management Practices (dated December 6, 2006), and the Commercial Real Estate and Construction Lending, A-CRE, of the Comptroller’s Handbook, that, at a minimum, includes:

(a)           the establishment of CRE concentration limits stratified by type, market area and other meaningful measures, including a written analysis supporting each established concentration limit;

(b)           monthly monitoring of concentration reports that stratify the CRE portfolio by product type, market area and other meaningful measures;

(c)           strategies and procedures to manage CRE concentrations to conform with established limits set in Subparagraph (a) of this Article;

(d)           Stress testing and/or sensitivity analysis of significant loans to quantify the impact of changing economic conditions on asset quality, earnings, and capital; and

(e)           identification and reporting to the Board of aggregate loans that exceed supervisory loan-to-value limits at least quarterly.

(2)           Upon receiving a written determination of no supervisory objection from the Director, the Board shall immediately implement and thereafter ensure adherence to the program, policies and procedures required by this Article.

ARTICLE XI

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)           The Board shall require the Bank to maintain a program for the maintenance of an adequate Allowance for Loan and Lease Losses (“ALLL”) that is consistent with the comments on maintaining a proper ALLL found in the FFIEC Interagency Policy Statement on the ALLL contained in OCC Bulletin 2006-47 dated December 13, 2006, and the “Allowance for Loan and Lease Losses” booklet of the Comptroller’s Handbook, and shall incorporate the following:

(a)           internal risk ratings of loans;

(b)           results of the Bank’s external loan review;

(c)           criteria for determining which loans will be reviewed under Financial Accounting Standard (“FAS”) 114, how impairment will be determined, and procedures to ensure that the analysis of loans complies with FAS 114 requirements;

(d)           criteria for determining FAS 5 loan pools and an analysis of those loan pools;

(e)           recognition of non-accrual loans in conformance with GAAP and FFIEC policy;

(f)            loan loss experience;

(g)           trends of delinquent and non-accrual loans;

(h)           concentrations of credit in the Bank; and

(i)            present and prospective economic and market conditions.

(2)           The program shall provide for a review of the ALLL by the Board at least once each calendar quarter.  Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings.  Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL.

(3)           A copy of the Board’s program, and any subsequent revisions to the program, shall be submitted to the Director for review.

ARTICLE XII

CLOSING

(1)           Although the Board is by this Order required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon it by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

(3)           Any time limitations imposed by this Order shall begin to run from the effective date of this Order.  Such time limitations may be extended in writing by the Director for good cause upon written application by the Board.

(4)           The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5)           In each instance in this Order in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)           authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(b)           require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)           follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)           require corrective action be taken in a timely manner of any non-compliance with such actions.

(6)           This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(7)           The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this  2nd  day of September, 2008.

/s/ Ronald G. Schneck
Ronald G. Schneck
Director
Special Supervision Division

APPENDIX A

CRITICIZED ASSET REPORT

(Date)

Borrower(s):
Guarantor(s):
Balance(s):	Bank Rating:

OCC Rating:

Charged-Off to date:
Potential charge-off:

Past Due Amount/#Days:	Nonaccrual:

Collateral (description, lien position, appraised value, valuation date):

Source of Repayment:

Summarize Financial Information on Borrower and Guarantor:

PRESENT STATUS (Fully explain any increase in outstanding balance, significant progress or deterioration, etc.)

ACTION PLAN TO ELIMINATE ASSET CRITICISM(S) AND TIME FRAME FOR ITS ACCOMPLISHMENT: